10-22
May 21, 2009

Dear Member:

We are pleased to announce several modifications to FHLBank Pittsburgh’s Capital Plan, which will become effective on July 1, 2010. Our objectives in seeking to amend the Capital Plan were as follows:

•	Simplify the Capital Plan requirements for members

•	Assure a fair and equitable allocation of requirements

•	Support effective balance sheet management and capitalization levels at all times

•	Enable the Bank to meet regulatory capital requirements at all times

The Board and management are satisfied that the approved changes to the Capital Plan meet these objectives for the membership as a whole. However, because each member’s situation is unique, the changes will affect each institution differently. The majority of members will see a decrease in their overall capital requirements; yet some members will see an increase. It is important that you understand specifically how the changes will apply to your institution.

The following opportunities are available to explain the changes as they apply to you:

•	The attached “At-a-Glance” summary provides an overview of the changes.

•	The Capital Plan, which includes all of the detail, is now available on our web site. We’ve also included a blackline version of the amended Plan on Bank4Banks.

•	In approximately seven days, you will receive a letter that includes a “Before-and-After” illustration of the impact of the changes on your institution, based on information available as of April 30, 2010.

•	Our Regional Member Meetings in June will include a presentation on the amended Capital Plan.

•	A webinar will be conducted Tuesday, June 15 at 2 p.m. for members unable to attend one of the member meetings.

•	On Tuesday, June 29 at 2 p.m., a conference call will provide an opportunity for Q&A prior to the effective date of July 1, 2010

•	Your relationship manager and the Member Services staff are available for your questions at any time.

Thank you for your continuing support of FHLBank Pittsburgh.

Sincerely,

/s/
Craig C. Howie
Group Director, Member Services

Summary of Capital Plan Changes At-a-Glance

Membership Capital Stock

•	The basis for the membership capital requirement changes from Unused Borrowing Capital to Membership Asset Value.

•	Membership Asset Value is determined annually, on or around April 10 each year, based on each member’s December 31 Call Report. Membership assets include:

US Treasury Securities

US Agency Securities

US Agency MBS

Non-Agency MBS

1-4 Family Residential First Mortgage Loans

Multi-family Mortgage Loans

1-4 Family Residential Second Mortgage Loans

Home Equity Lines of Credit

Farmland Loans

1-4 Family Residential Construction Loans

Other (nonresidential) Construction Loans

Small Business Loans

Small Farm Loans

Small Agribusiness Loans

•	A factor is applied to each membership asset category as follows:

US Treasury Securities	97%
US Agency Securities	97%
US Agency MBS	95%
Non-Agency MBS	75%
1-4 Family Residential First Mortgage Loans	75%
Multi-family Mortgage Loans	60%
1-4 Family Residential Second Mortgage Loans	50%
Home Equity Lines of Credit	50%
Farmland Loans	50%
1-4 Family Residential Construction Loans	40%
Other (Nonresidential) Construction Loans	35%
Small Business Loans	40%
Small Farm Loans	40%
Small Agribusiness Loans	40%

•	The resulting Membership Asset Value is determined by summing the products of the membership asset categories and the respective factor.

•	The Membership Asset Value capital stock requirement range is from 0.05% — 1.00%. The Board has set the initial MAV or membership capital stock requirement at 0.35%.

•	The Membership Asset Value capital stock requirement is subject to a cap on the maximum amount of MAV capital stock as set by the Bank’s Board. The MAV capital stock requirement cap can range from $5 million to $100 million. The Board has set the initial MAV capital stock requirement cap (JFS comment) at $45 million.

New Charges

•	The amended Capital Plan introduces a new requirement on letters of credit. The range of the capital stock requirement on letters of credit will be from 0.00% to 3.00%. The initial capital stock requirement on letters of credit will be 1.60% for all new letters of credit issued on and after the effective date or existing letters of credit renewed after the effective date of the amended Capital Plan.

Other Changes

•	The range of the capital stock requirement on advances has been expanded from 4.50% - 6.00% to 3.00% — 6.00%.

•	The initial capital stock requirement under the amended Capital Plan for advances will be lowered from 4.75% to 4.60%.

•	The range of the capital stock requirement on MPF loans sold to the Bank and put on its balance sheet has been expanded from 0.00% — 4.00% to 0.00% — 6.00%.

Transition

•	In adopting the amended Capital Plan the objective was to minimize the number of members that would have to purchase more capital stock at implementation.

•	Some members will have increases in their required capital stock while other members will have decreases in their required capital stock.

•	Members’ Unused Borrowing Capacity capital stock and excess capital stock will be used to satisfy the new MAV capital stock requirement.

•	Any capital stock held over and above what is required to meet the MAV capital stock requirement and the member’s various activity capital stock requirements will be considered excess capital stock.

•	Members that don’t have sufficient Unused Borrowing Capacity capital stock and excess capital stock to meet the MAV capital requirement on the effective date will transition to the amended Capital Plan at a lower MAV capital stock requirement equal to the amount of Unused Borrowing Capacity capital stock and excess capital stock under the current plan divided by the member’s Membership Asset Value.

•	Any additional excess capital stock created by advance maturities will be re-classified as required MAV capital stock until the full MAV requirement is met.

•	All members will be required to fully-transition to the amended Capital Plan by the first Membership Asset Value re-calculation date of April 10, 2011.

Implementation

•	The effective date for the amended Capital Plan is July 1, 2010.

Other Technical Changes
The changes below, which are also included in the amended Capital Plan, are technical in nature. To review the detail, please see the Capital Plan on our web site.

•	With respect to additional MAV stock that any withdrawing member is required to purchase during the 5-year withdrawal period, the amended Capital Plan states that the redemption period for such additional shares begins on the date such shares are purchased.

•	The amended Capital Plan makes explicit how stock redemption requests from multiple members would be handled by the Bank.

•	The amended Capital Plan clarifies the stock requirements in situations where Bank membership is terminated as a result of the appointment of a receiver or conservator.

•	Finally, all references to the Federal Housing Finance Board and its regulations have been changed to reflect the successor regulator the Federal Housing Finance Agency, and provisions of the original Capital Plan that dealt with the initial implementation in 2002 have been eliminated as they are no longer applicable.